Exhibit 5.2

September 13, 2019

Mizuho Financial Group, Inc.

1-5-5 Otemachi, Chiyoda-ku

Tokyo 100-8176, Japan

Ladies and Gentlemen:

We have acted as United States counsel to Mizuho Financial Group, Inc., a joint stock company incorporated with limited liability under the law of Japan (the “Company”), in connection with the Registration Statement on Form F-3 (File No. 333-233354) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of U.S.$600,000,000 aggregate principal amount of 2.555% Senior Fixed-to-Floating Notes due 2025, U.S.$500,000,000 aggregate principal amount of 2.869% Senior Fixed-to-Floating Notes due 2030 and U.S.$500,000,000 aggregate principal amount of Senior Floating Rate Notes due 2023 (collectively, the “Securities”) pursuant to the Senior Indenture, dated as of September 13, 2016 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture, the Officer’s Certificate, dated as of September 13, 2019, delivered pursuant to the Indenture establishing the terms of the Securities, duplicates of the global notes representing the Securities, and the underwriting agreement, dated September 9, 2019 (the “Underwriting Agreement”), between the Company and the several underwriters named in Schedule A thereto. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) the Company has been duly incorporated and is validly existing under the law of Japan and has duly authorized, executed, issued and delivered the Indenture, the Securities and the Underwriting Agreement, as applicable, in accordance with its Articles of Incorporation, its Regulations of the Board of Directors and the law of Japan, (2) the execution, issuance, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement, as applicable, do not constitute a breach or violation of its Articles of Incorporation or its Regulations of the Board of Directors or violate the law of Japan or any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication of the Securities by the Trustee, and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion with respect to Section 4.13 of the Indenture relating to indemnification of judgment currency.

In connection with the provision of the Indenture whereby the parties submit to the jurisdiction of U.S. federal courts located in the Borough of Manhattan, The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provision of the Indenture which relates to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a), a U.S. federal district court has discretion to transfer an action from one U.S. federal court to another. We also note that the recognition and enforcement in New York State courts or U.S. federal courts sitting in the State of New York of a foreign judgment obtained against the Company is subject to the Uniform Foreign Money—Judgments Recognition Act (53 N.Y.C.P.L.R. §5301 et seq.).

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 6-K of the Company filed with the Commission on September 13, 2019 in connection with the offer and sale of the Securities by the Company for incorporation into the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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